EXHIBIT 1

VOCE CAPITAL PRESENTS FIVE FULLY INDEPENDENT DIRECTOR NOMINEES FOR ELECTION TO ARGO BOARD

Highly-Qualified Slate Includes Bernard C. Bailey, Charles H. Dangelo, Rear Admiral (ret) Kathleen M. Dussault, Carol A. McFate and Nicholas C. Walsh

Voce's Nominees Possess the Right Mix of Domestic and International Insurance Industry Experience, Corporate Governance Credibility and Track Records of Successful Capital Allocation Oversight to Help "Right the Ship" at Argo

Argo Has Failed to Meaningfully Address Any of the Many Troubling Examples of Misuse of Corporate Assets Raised by Voce in Recent Detailed Letter to Shareholders

Voce Encourages Shareholders to Visit www.Argo-SOS.com

for Additional Information – Including Screenshots of Argo's "CEO Website" That Argo Has Tried to Conceal From Shareholders

San Francisco, CA (March 8, 2019) – Voce Capital Management LLC ("Voce"), the beneficial owner of approximately 5.6% of the shares of Argo Group International Holdings, Ltd. (NYSE: ARGO) ("Argo" or the "Company"), today presented its slate of five highly-qualified, independent candidates (the "Nominees") for election to the Board of Directors ("the Board") at the Company's 2019 Annual Meeting. The Voce slate is comprised of Bernard C. Bailey, Charles H. Dangelo, Admiral Kathleen M. Dussault, Carol A. McFate and Nicholas C. Walsh. All of the Nominees are independent and none have any business or financial relationship with Voce.

Recently, Voce released a detailed public letter outlining why it believes the only pathway for Argo to create sustainable, long-term shareholder value is through dramatic improvement in Argo's return on equity ("ROE") – and why in order to accomplish this, meaningful changes to the Company's strategy and expense structure are urgently required. Of particular concern are Argo's highly inappropriate corporate expenses, including personal use of corporate aircraft and housing, vanity sponsorships and many other frivolous expenditures that support the extravagant lifestyle and hobbies of the Company's CEO at the expense of shareholders.

Voce issued the following statement in connection with the presentation of its Nominees:

Voce believes that Argo's current Board is directly responsible for the Company's wasteful, spendthrift culture, and that its failure to check the impulses and profligacies of the CEO reveals a complete corporate governance shipwreck. The Board's shortcomings result from its lack of independence, dearth of relevant experience and misalignment with shareholders – deep-rooted issues that can only be addressed by the addition of fresh perspectives brought by independent Directors nominated by shareholders, not management.

In the nearly two weeks since our public letter, the Company has failed to meaningfully address a single one of the many examples of misuse of corporate assets that we painstakingly researched and chronicled. We believe that our outstanding Director Nominees can help "Right the Ship" at Argo by ensuring that the Company is being run for the benefit of all shareholders, as opposed to a select few.

Voce today also announced the launch of a website, www.Argo-SOS.com, where shareholders can receive additional information about the Nominees and Voce's campaign for shareholder value at Argo. Following the publication of Voce's shareholder letter which identified the purportedly "personal" website of Argo's CEO that is actually owned and managed by Argo, the Company publicly admitted that it took down the website within hours of Voce's letter. Representative sample screenshots of that website – www.mewiii.com – are available at www.Argo-SOS.com.

The Nominees

Bernard C. Bailey, Ph.D: Dr. Bailey is highly qualified to serve on the Board of the Company based on his successful leadership of multiple public and private companies in the roles of Chief Executive, Chairman and Director, and his significant experience in finance and corporate governance.

Dr. Bernard Bailey's career spans over three decades of business and management experience. Since September 2018, he has served as President of the Committee for Economic Development ("CED"), a business-led, nonpartisan economic think tank. Prior to CED, he served as Chairman and CEO of Authentix, a private equity-backed global enterprise. Since its sale by the Carlyle Group to Blue Water Energy, he has continued to serve as Chairman of the Board of Authentix. Prior to that, he ran his own consulting company, Paraquis Solutions, LLC. Dr. Bailey also served as President and CEO of Viisage Technology, Inc. (Nasdaq: VISG), where under his four years of leadership, Viisage's market capitalization grew from $60 million to over $1 billion. During that period, the company executed nine acquisitions, eventually culminating in the formation of L1 Identity Solutions (NYSE: ID). Dr. Bailey's additional experience includes various executive roles, including COO at Art Technology Group, and a variety of finance, sales, marketing and operations positions at IBM.

Since 2006, Dr. Bailey has served on the Board of Telos Corporation, where he chairs the Audit and Strategy committees. Dr. Bailey recently served as Director on the Board of Analogic Corp (Nasdaq: ALOG) from October 2010 to June 2016 and as the Chairman from June 2016 until Analogic was sold to Altaris Capital Partners in June 2018 for $1.1 billion. He also serves as a Director of Mission Critical Partners; as an Advisory Board Member for Egis Capital Partners, a private equity investment fund

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focused on the security industry; on the Board of Advisors for the US Naval Academy Athletic and Scholarship Foundation; as a Trustee for Trout Unlimited; and as an adjunct faculty member in the Weatherhead School of Management at Case Western Reserve University, where he teaches general management and strategy classes to graduate students.

Dr. Bailey has written and spoken extensively on corporate governance issues, and has served as a financial expert witness in Delaware's Court of Chancery. Dr. Bailey earned his Ph.D. in Management from Case Western Reserve University where his dissertation focused on corporate governance, and also earned an MBA from The George Washington University School of Business as well as degrees in engineering and systems management from the University of California, Berkeley, University of Southern California, and the United States Naval Academy.

Charles H. Dangelo: Based on Mr. Dangelo's extensive experience serving in various senior management roles at leading global insurance companies and the insurance and risk management business acumen acquired therein, as well as his many roles serving in leadership, operational and management capacities in the insurance industry, we believe he is highly qualified to serve as a Director of the Company.

Charles H. Dangelo most recently served in a variety of senior executive and director roles at subsidiaries of Starr Companies from February 2009 to January 2018, including, as President and COO of Starr Insurance Holdings, Inc. from December 2012 to January 2018; President, CEO and Director of Starr Indemnity & Liability Company from 2009 to January 2018; President, CEO and Director of Starr Surplus Lines Insurance Company from 2009 to January 2018; and Vice Chairman of Bermuda-based Starr Insurance & Reinsurance Limited from 2009 to January 2018. At Starr, Mr. Dangelo played a pivotal role in growing the scale and performance of Starr's insurance operations, including by developing numerous distinct business units and practices. From 1995 to 2009, Mr. Dangelo served in various senior management roles at American International Group (NYSE: AIG), a global insurance and financial services holding corporation, including as the Head of Global Reinsurance from 2005 to 2009. Mr. Dangelo began his professional career at CNA Insurance (Nasdaq: CNA), a leading commercial property and casualty insurance company, where he eventually became Senior Vice President of National Accounts, building expertise in insurance underwriting while managing large, complex risks for major accounts, from 1971 to 1995.

Mr. Dangelo served on the Board of Starr Insurance and Reinsurance Limited from March 2009 to January 2018. During his tenure at AIG, he also served on the boards for most of AIG's domestic property & casualty companies.

Mr. Dangelo received a B.A. in Mathematics, summa cum laude, from the University of Illinois Chicago. He has been a fellow of the Casualty Actuarial Society since 1977. He was also an honoree at the UJA General Insurance Annual Dinner in 2016.

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Rear Admiral (ret) Kathleen M. Dussault: Admiral Dussault's qualifications to serve as a Director include her outstanding leadership skills honed over decades of distinguished service in the United States Navy, extensive experience in facilities and operational management in both the public and private sectors, and her track record of increasing the responsibility and accountability of leading organizations with global reach.

Admiral Kathleen M. Dussault is a former Senior Executive in the United States Navy, having served in a variety of leadership positions during 34 years of distinguished military service. Admiral Dussault served as Senior Vice President for Corporate Services of the United Services Automobile Association (USAA) from 2013 to 2014, where her responsibilities included management of USAA's fleet of corporate aircraft. Her military experience includes the following: Director, Logistics Programs and Corporate Operations in the Office of the Chief of Naval Operations where she oversaw the planning and implementation of a multi-billion dollar budget resulting in improved financial management and decision making across the Naval enterprise; Commander, Joint Contracting Command in Iraq and Afghanistan, where she was responsible for all contracting in support of 150,000 US Forces deployed in Iraq and Afghanistan, overseeing over $7 billion of commodity, services and construction capabilities; Deputy Assistant Secretary of the Navy for Acquisition and Logistics Management, where she oversaw the performance and credentialing of an acquisition workforce of over 8,000 contracting professionals, developing policy and governance for approval of acquisition plans, strategies and post-award execution of contracting actions in excess of $70 billion; Director, Defense Logistics Agency Acquisition, where she held overall acquisition management responsibilities for the agency, including an annual agency acquisition program exceeding $38 billion. She also spent time in Afghanistan focused on anti-corruption practices for the military's contracting dollars.

Admiral Dussault served on the Board of the Military Officers Association of America, with a membership of 350,000, as a member of the Government Relations Committee and Chairman of the Governance Committee from August 2012 to October 2018. From 2012 to 2014, she served on the Board of Advisors at The Kirlin Group, a leading construction company providing design/build, construction management and fire protection services.

Admiral Dussault earned an M.S. in National Resource Management from the Industrial College of the Armed Forces, an M.S. in Contracts and Procurement Management from Saint Mary's College and a B.A. in American Government from the University of Virginia. She has also completed the Senior Executive Program at Columbia University Graduate School of Business.

Carol A. McFate, CFA: Ms. McFate is highly qualified to serve as a director of the Company based on her skillful cost-reduction efforts and prudent management of over $12 billion in retirement assets at Xerox and decades of experience as a senior financial executive at major insurance companies where she spearheaded efforts focused on improving long-term risk management and budgeting.

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Carol A. McFate served as the Chief Investment Officer of Xerox Corporation (NYSE: XRX), a global provider of print and digital products and services, where she oversaw over $12 billion in retirement investment assets for North American and U.K. plans, from November 2006 to October 2017. Prior to Xerox, Ms. McFate served as Executive Vice President & Global Treasurer for XL Global Services, Inc., a US-based subsidiary of XL Capital, Ltd., a leading Bermuda-based global insurance and reinsurance company, from January 2003 to November 2006. Previously, Ms. McFate held various positions with AIG and The Prudential Insurance Company of America, a major, diversified insurance and financial services company.

Ms. McFate has been recognized throughout her career for her exemplary professional achievements, including with a Corporate Plan Sponsor Industry Innovation Award from Chief Investment Officer Magazine, a print and digital international finance magazine, in 2012 and being named to the Chief Investment Officer Power 100 by the Chief Investment Officer Magazine, from 2011 to 2016. Ms. McFate has also been honored by Institutional Investor, a leading global finance magazine, focused primarily on international finance and known for its extensive industry research and rankings, in 2014, winning two awards: the Investor Intelligence Network Thought Leadership Award and the Small Corporate Plan Sponsor Award. She also served on the Board of Trustees for Parsons Dance Foundation and The Katharine Hepburn Cultural Arts Center.

Ms. McFate earned an MBA from Harvard Graduate School of Business Administration and a B.S. in Economics from Juniata College. She is also a Chartered Financial Analyst.

Nicholas C. Walsh: Mr. Walsh's broad spectrum of experience serving in numerous capacities at AIG, his experiences as a director on the boards of large insurance businesses as well as the expertise and management and leadership skills he honed during his time as an international C-suite insurance executive make him a highly-qualified director candidate.

Mr. Walsh served in a variety of underwriting, distribution and senior management roles at AIG over his 40+ year tenure there, including most recently as Vice Chairman of AIG Property Casualty Inc. from April 2012 to September 2014. Prior to that, he served as an Executive Vice President of AIG Inc. and President of American International Underwriters.

Mr. Walsh has been a Director at Jardine Lloyd Thompson Group plc (LSE: JLT) ("JLT"), a London-based multinational insurance broker, since October 2014. Mr. Walsh is a member of the Remuneration, Compensation and Audit and Risk committees. He also serves as member of the Board of JLT's US Specialty business where he is the Chairman of the Audit and Risk Committee and as a Director of JLT's US Reinsurance business where he is the Chairman of the Audit and Risk Committee and attends meetings of the Executive Committee. Mr. Walsh previously served as a Director of AIG Property and Casualty Inc., Chairman of American International Underwriters Overseas

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Ltd., Director of American International Reinsurance Company Ltd. (AIRCO), Chairman of the Supervisory Board of AIG Europe SA, Chairman of AIG Europe Ltd., Chairman of AIG South East Asia Ltd., and Director of Tata-AIG General Insurance Company. Mr. Walsh also served as a Director of Ascot Underwriting Ltd., a Lloyd's syndicate. He continues to serve on the Advisory Board of Norton Rose Fulbright.

Mr. Walsh served as President of the American Friends of Wellington as well as a Director of The Japan Society, a member of the Seoul International Business Advisory Council, The Transatlantic Business Dialogue, The US-Japan Business Council and the Business Advisory Council for a previous London Mayor. He is the recent Chairman and currently an Advisory Director of British American Business Inc., and immediate past Chairman and currently a Director of the St. Paul's Cathedral Trust in America and a Director of The Episcopal Charities of New York.

Mr. Walsh was educated at Wellington College before studying Business Administration and Management at CEPAC.

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About Voce Capital Management LLC

Voce Capital Management LLC is a fundamental value-oriented, research-driven investment adviser founded in 2011 by J. Daniel Plants.  The San Francisco-based firm is 100% employee-owned.

Additional Information and Where to Find It

Voce Catalyst Partners LP, Voce Capital Management LLC, Voce Capital LLC, and J. Daniel Plants, (collectively, the "Participants") intend to file with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the members of Argo Group International Holdings, Ltd. (the "Company"). All members of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants and information about the Participants' director nominees. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company's stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Cautionary Statement Regarding Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions

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are generally intended to identify forward-looking statements.  The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different.   In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results.  Voce disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.  Voce has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Investors:

Okapi Partners LLC

Bruce H. Goldfarb / Patrick J. McHugh

(212) 297-0720 or Toll-free (877) 259-6290

info@okapipartners.com

Media:

Sloane & Company

Dan Zacchei / Joe Germani

(212) 486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

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